Exhibit 99.1

KIMBALL INTERNATIONAL, INC. REPORTS THIRD QUARTER FISCAL YEAR 2010 RESULTS

JASPER, IN (May 6, 2010) - Kimball International, Inc. (NASDAQ: KBALB) today reported net sales of $282.3 million and net income of $6.3 million, or $0.17 per Class B diluted share, for the third quarter of fiscal year 2010 which ended March 31, 2010.  Net income for the fiscal year 2010 third quarter includes a $7.7 million after-tax gain, or $0.20 per Class B diluted share, resulting from the sale of the Company's land and facility that houses its current Poznan, Poland operation and $0.6 million of after-tax restructuring expense, or $0.01 per Class B diluted share.  Excluding the land and facility sale and the restructuring expense, the Company recorded a non-GAAP net loss of $0.8 million, or a loss of $0.02 per Class B diluted share for the fiscal year 2010 third quarter.

In the prior fiscal year 2009 third quarter, the Company reported net sales of $268.9 million and net income of $4.1 million, or $0.11 per Class B diluted share.  The prior fiscal year third quarter net income included a $13.9 million after-tax gain, or $0.37 per Class B diluted share, related to the sale of undeveloped land holdings and timberland; a non-cash charge of $9.1 million after-tax for goodwill impairment, or $0.24 per Class B diluted share; and $0.4 million of after-tax restructuring expense, or $0.01 per Class B diluted share.  Excluding these items, the prior fiscal year third quarter non-GAAP net loss was $0.3 million, or a loss of $0.01 per Class B diluted share.

Consolidated Overview

Financial Highlights (Dollars in thousands, Except Per Share Data)	Three Months Ended
	March 31, 2010	% of Sales	March 31, 2009	% of Sales	Percent Change
Net Sales	$282,347		$268,852		5%
Gross Profit	$40,377	14.3%	$42,483	15.8%	(5%)
Selling and Administrative Expense	$45,008	16.0%	$44,092	16.4%	2%
Restructuring Expense	$933	0.3%	$689	0.2%	35%
Other General (Income) / Expense	($6,724)	(2.4%)	($23,178)	(8.6%)	(71%)
Goodwill Impairment	$0	0.0%	$14,559	5.4%	(100%)
Operating Income	$1,160	0.4%	$6,321	2.4%	(82%)
Net Income	$6,330	2.2%	$4,114	1.5%	54%
Earnings Per Class B Diluted Share	$0.17		$0.11		55%

Non-GAAP Financial Measures (see reconciliation tables below)
Operating Loss excluding Poland Land/Facility Gain, Restructuring Charges, Timber and Land Sale Gain and Goodwill Impairment	($4,631)	(1.7%)	($1,609)	(0.6%)	(187%)
Net Loss excluding Poland Land/Facility Gain, Restructuring Charges, Timber and Land Sale Gain and Goodwill Impairment	($803)	(0.3%)	($346)	(0.1%)	(132%)
Loss Per Class B Diluted Share excluding Poland Land/Facility Gain, Restructuring Charges, Timber and Land Sale Gain and Goodwill Impairment	($0.02)		($0.01)		(100%)

  Net sales in the third quarter of fiscal year 2010 increased 35% in the Electronic Manufacturing Services (EMS) segment while net sales in the Furniture segment declined 28% when compared with the prior year third quarter.  Sequentially, consolidated net sales in the third quarter of fiscal year 2010 increased 3% over the most recent second quarter as a 14% increase in net sales in the EMS segment was largely offset by a 15% reduction in net sales in the Furniture segment.  With the sales mix changes, the EMS segment represented 67% of consolidated net sales in the third quarter of fiscal year 2010 compared to 52% in the same quarter of the prior year.

  Third quarter gross profit as a percent of net sales declined in comparison to the prior year primarily due to the sales mix shift toward the EMS segment which operates at a lower gross profit percentage than the Furniture segment.   At the segment level, margin improvement in the EMS segment was partially offset by a decline in gross profit as a percent of net sales in the Furniture segment.

  Consolidated third quarter selling and administrative expenses increased 2% compared to the prior year primarily due to increased incentive compensation costs at select business units, higher severance costs due to scaling operations and the reinstatement of the Company's retirement plan contribution for fiscal year 2010. These costs were partially offset by lower employee salary compensation realized from the salary reduction plan implemented by the Company late in the third quarter of fiscal year 2009 along with lower bad debt expense.

  Other General Income in the third quarter of fiscal year 2010 included a $6.7 million pre-tax gain from the sale of the Company's land and facility that houses its current Poznan, Poland operation.   The Company is leasing back a portion of the facility until it completes the transfer of production to its newly constructed facility in Poznan.  Other General Income in the prior fiscal year third quarter included a $23.2 million pre-tax gain on the sale of undeveloped land holdings and timberlands.

Other Income/Expense for the third quarter of fiscal year 2010 was income of $0.5 million compared to income of $0.9 million in the prior year third quarter.
  The Company recorded a tax benefit of $4.7 million during the current year third quarter on pre-tax income of $1.7 million.  The unusual relationship between pre-tax income and the tax provision was the result of a tax benefit associated with the sale of the land and facility in Poland along with the impact of the Company's earnings mix between U.S. and foreign jurisdictions which resulted in an overall tax benefit due to losses in the U.S. which has a higher statutory tax rate than the Company's foreign jurisdictions which were profitable in the third quarter of fiscal year 2010.  In the third quarter of fiscal year 2009, the Company recorded a tax benefit related to its European operations which was primarily offset by the impact of losses in select foreign jurisdictions which have a lower tax rate.

Operating cash flow for the third quarter of fiscal year 2010 was a cash outflow of $6.7 million compared to a cash inflow of $23.7 million in the third quarter of the prior year.
  The Company's net cash position, an aggregate of cash and short-term investments less short-term borrowings, declined to $57.1 million at March 31, 2010 compared to $88.6 million at June 30, 2009 primarily due to an increase in working capital to support increased EMS segment sales.  Long-Term Debt including Current Maturities is $0.4 million.

James C. Thyen, Chief Executive Officer and President, stated, "We are very pleased with the sales growth and margin improvement we experienced in our EMS segment during the third quarter.  We achieved double digit sales growth when compared to both the third quarter of last year and our most recent second quarter, and third quarter sales were just slightly below the previous record EMS sales quarter.  Along with the sales growth, profit margins in this segment are improving also.  Our team has an intense focus on profitable growth as we continue to strengthen our partnerships with existing customers and build relationships with new ones."

Mr. Thyen continued, "In our Furniture segment, as anticipated, our sales in the third quarter were below last year and were also below our most recent second quarter which benefited from seasonal government demand.  We were encouraged to see a pickup in orders late in the third quarter.  However, we recognize that there is still uncertainty within the furniture markets where recovery generally lags the overall economic improvement.  The third quarter loss in this segment was disappointing, but not unexpected with the significant decline in volumes we have experienced over the last 15 months.  We are very committed to returning this segment to profitability.  With our recent organizational changes within this segment, we have confidence in our strategy, our product offerings, and our leadership team to overcome the challenges."

Electronic Manufacturing Services Segment

Financial Highlights (Dollars in thousands)	Three Months Ended
	March 31, 2010	March 31, 2009	Percent Change
Net Sales	$190,137	$140,630	35%
Operating Income (Loss)	$10,151	($16,131)	163%
Net Income (Loss)	$10,766	($9,570)	212%
Non-GAAP Financial Measures Reconciliation
Operating Income (Loss)	$10,151	($16,131)	163%
Less: Pre-tax Gain on Poland Land/Facility Sale	($6,724)	$0	n/a
Add: Pre-tax Restructuring Charges	$901	$285	215%
Add: Pre-Tax Goodwill Impairment	$0	$12,826	(100%)
Operating Income (Loss) Excluding Poland Land/Facility Gain, Restructuring Charges and Goodwill Impairment	$4,328	($3,020)	243%

  Third quarter net sales in the EMS segment increased 35% over the third quarter of the prior year with double digit percentage sales increases to customers in all four of the Company's vertical markets of medical, automotive, industrial control and public safety.   Sequentially, third quarter fiscal year 2010 net sales in this segment increased 14% over the immediately preceding quarter as sales increased in the automotive, medical and industrial control industries  while public safety remained flat.

  Gross profit as a percent of net sales in the EMS segment for the third quarter of fiscal year 2010 increased over the third quarter of the prior year primarily due to improved labor efficiencies and fixed cost leverage associated with the increased sales.

  Selling and administrative costs in this segment increased 12% in the third quarter when compared to the prior year primarily related to increased incentive compensation and retirement plan contribution costs.

  The previously mentioned fiscal year 2010 third quarter $6.7 million pre-tax gain and associated tax benefit resulting from the sale of the Company's Poland land and facility was recorded in the EMS segment.  Net income in the prior fiscal year third quarter included $8.0 million of after-tax goodwill impairment charges.

Furniture Segment

Financial Highlights (Dollars in thousands)	Three Months Ended
	March 31, 2010	March 31, 2009	Percent Change
Net Sales	$92,181	$128,222	(28%)
Operating Loss	($7,197)	($1,701)	(323%)
Net Loss	($4,543)	($1,615)	(181%)
Non-GAAP Financial Measures Reconciliation
Operating Loss	($7,197)	($1,701)	(323%)
Add: Pre-tax Restructuring Charges	$0	$120	(100%)
Add: Pre-tax Goodwill Impairment	$0	$1,733	(100%)
Operating Income (Loss) Excluding Restructuring Charges and Goodwill Impairment	($7,197)	$152	(4,835%)

  Fiscal year 2010 third quarter net sales of furniture products declined 28% compared to the prior year as net sales of both office furniture and hospitality furniture declined.  Sequentially, third quarter fiscal year 2010 net sales in this segment decreased 15% over second quarter of fiscal year 2010 as the second quarter benefited from the seasonal government buying patterns.

  Gross profit as a percent of net sales declined in the Furniture segment in the third quarter of fiscal year 2010 when compared to the prior year on lower absorption of fixed costs associated with the lower net sales, higher employee benefit costs related to the Company's retirement plan contribution, and increased discounting due to competitive pricing pressures.  In addition, the favorable impact of a decrease in LIFO inventory reserves resulting primarily from lower inventory levels was lower in the current year third quarter when compared to the prior year.   Favorable impacts to the current year third quarter including a sales mix shift to higher margin product and other overall cost reduction actions partially mitigated the gross profit decline.

  Selling and administrative costs in this segment for the third quarter of fiscal year 2010 declined 9% when compared to the prior year on benefits realized from past restructurings and the salary reduction plan implemented by the Company in fiscal year 2009 and lower bad debt expense.  Partially offsetting the lower costs were increased retirement plan contribution costs, higher incentive costs at select business units and severance costs due to scaling operations.

Non-GAAP Financial Measures
This press release contains non-GAAP financial measures.  A non-GAAP financial measure is a numerical measure of a Company's financial performance that excludes or includes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with Generally Accepted Accounting Principles (GAAP) in the United States in the statement of income, balance sheet or statement of cash flows of the Company.  The three non-GAAP financial measures on a consolidated basis used within this release include 1) operating loss excluding Poland Land/Facility Gain, Restructuring Charges, Timber and Land Sale Gain and Goodwill Impairment, 2) net loss excluding Poland Land/Facility Gain, Restructuring Charges, Timber and Land Sale Gain and Goodwill Impairment and 3) loss per Class B diluted share excluding Poland Land/Facility Gain, Restructuring Charges, Timber and Land Sale Gain and Goodwill Impairment.  The non-GAAP financial measures on a segment basis used within this release include operating income/(loss) excluding Poland Land/Facility Gain, Restructuring Charges and Goodwill Impairment.  Reconciliations of the reported GAAP numbers to these non-GAAP financial measures are included in the Financial Highlights table below for consolidated results or in the tables above for the segment results.  Management believes it is useful for investors to understand how its core operations performed without the effects of the non-recurring items and the costs incurred in executing its restructuring plans.  Excluding these items allows investors to meaningfully trend, analyze, and benchmark the performance of the Company's core operations.  Many of the Company's internal performance measures that management uses to make certain operating decisions exclude these items to enable meaningful trending of core operating metrics.

Forward-Looking Statements
Certain statements contained within this release are considered forward-looking under the Private Securities Litigation Reform Act of 1995 and are subject to risks and uncertainties including, but not limited to, the global economic conditions, significant volume reductions from key contract customers, significant reduction in customer order patterns, loss of key customers or suppliers within specific industries, financial stability of key customers and suppliers, availability or cost of raw materials, increased competitive pricing pressures reflecting excess industry capacities, and successful execution of restructuring plans.  Additional cautionary statements regarding other risk factors that could have an effect on the future performance of the Company are contained in the Company's Form 10-K filing for the fiscal year ended June 30, 2009 and other filings with the Securities and Exchange Commission.

Conference Call / Webcast
Kimball International will conduct its third quarter financial results conference call beginning at 11:00 AM Eastern Time today, May 6, 2010.  To listen to the live conference call, dial 800-599-9795, or for international calls, dial 617-786-2905.  The pass code to access the call is "Kimball".  A webcast of the live conference call may be accessed by visiting Kimball's Investor Relations website at www.ir.kimball.com.

For those unable to participate in the live webcast, the call will be archived at www.ir.kimball.com within two hours of the conclusion of the live call and will remain there for approximately 90 days.  A telephone replay of the conference call will be available within two hours after the conclusion of the live event through May 20, 2010, at 888-286-8010 or internationally at 617-801-6888.  The pass code to access the replay is 28160710.

About Kimball International, Inc.
Recognized with a reputation for excellence, Kimball International is committed to a high performance culture that values personal and organizational commitment to quality, reliability, value, speed and ethical behavior.  Kimball employees know they are part of a corporate culture that builds success for Customers while enabling employees to share in the Company's success through personal, professional and financial growth.

Kimball International, Inc. provides a variety of products from its two business segments: the Electronic Manufacturing Services segment and the Furniture segment.  The Electronic Manufacturing Services segment provides engineering and manufacturing services which utilize common production and support capabilities to a variety of industries globally.  The Furniture segment provides furniture for the office and hospitality industries sold under the Company's family of brand names.

For more information about Kimball International, Inc., visit the Company's website on the Internet at www.kimball.com.

"We Build Success"

Financial Highlights for the third quarter ended March 31, 2010, follow:

Condensed Consolidated Statements of Income
(Unaudited)	Three Months Ended
($000's, except per share data)	March 31, 2010		March 31, 2009
Net Sales	$282,347	100.0%	$268,852	100.0%
Cost of Sales	241,970	85.7%	226,369	84.2%
Gross Profit	40,377	14.3%	42,483	15.8%
Selling and Administrative Expenses	45,008	16.0%	44,092	16.4%
Other General Income	(6,724)	(2.4%)	(23,178)	(8.6%)
Restructuring Expense	933	0.3%	689	0.2%
Goodwill Impairment	-0-	0.0%	14,559	5.4%
Operating Income	1,160	0.4%	6,321	2.4%
Other Income-net	495	0.2%	852	0.3%
Income Before Taxes on Income	1,655	0.6%	7,173	2.7%
Provision (Benefit) for Income Taxes	(4,675)	(1.6%)	3,059	1.2%
Net Income	$ 6,330	2.2%	$ 4,114	1.5%
Earnings Per Share of Common Stock:
Basic Earnings Per Share:
Class A	$ 0.17		$ 0.11
Class B	$ 0.17		$ 0.11
Diluted Earnings Per Share:
Class A	$ 0.17		$ 0.11
Class B	$ 0.17		$ 0.11

Average Number of Shares Outstanding
Class A and B Common Stock:
Basic	37,573		37,286
Diluted	37,633		37,374

(Unaudited)	Nine Months Ended
($000's, except per share data)	March 31, 2010		March 31, 2009
Net Sales	$832,167	100.0%	$935,953	100.0%
Cost of Sales	700,465	84.2%	778,637	83.2%
Gross Profit	131,702	15.8%	157,316	16.8%
Selling and Administrative Expenses	137,690	16.5%	146,389	15.6%
Other General Income	(9,980)	(1.2%)	(33,084)	(3.5%)
Restructuring Expense	1,710	0.2%	2,705	0.3%
Goodwill Impairment	-0-	0.0%	14,559	1.6%
Operating Income	2,282	0.3%	26,747	2.8%
Other Income (Expense)-net	3,494	0.4%	(3,781)	(0.4%)
Income Before Taxes on Income	5,776	0.7%	22,966	2.4%
Provision (Benefit) for Income Taxes	(4,234)	(0.5%)	8,486	0.9%
Net Income	$ 10,010	1.2%	$ 14,480	1.5%
Earnings Per Share of Common Stock:
Basic Earnings Per Share:
Class A	$ 0.26		$ 0.38
Class B	$ 0.27		$ 0.39
Diluted Earnings Per Share:
Class A	$ 0.26		$ 0.38
Class B	$ 0.27		$ 0.39

Average Number of Shares Outstanding
Class A and B Common Stock:
Basic	37,408		37,119
Diluted	37,499		37,211

Condensed Consolidated Statements of Cash Flows
	Nine Months Ended
(Unaudited)	March 31
($000's)	2010	2009
Net Cash Flow (used for) provided by Operating Activities	$ (10,456)	$ 36,619
Net Cash Flow (used for) provided by Investing Activities	(4,884)	8,672
Net Cash Flow used for Financing Activities	(18,633)	(33,142)
Effect of Exchange Rate Change on Cash and Cash Equivalents	(698)	(4,482)
Net (Decrease) Increase in Cash and Cash Equivalents	(34,671)	7,667
Cash and Cash Equivalents at Beginning of Period	75,932	30,805
Cash and Cash Equivalents at End of Period	$ 41,261	$ 38,472

Condensed Consolidated Balance Sheets
	(Unaudited)
	March 31,	June 30,
($000's)	2010	2009
ASSETS
Cash, cash equivalents and short-term investments	$ 57,121	$ 101,308
Receivables, net	168,877	143,398
Inventories	150,436	127,004
Prepaid expenses and other current assets	45,073	35,720
Assets held for sale	1,160	1,358
Property and Equipment, net	195,680	200,474
Goodwill	2,554	2,608
Other Intangible Assets, net	8,472	10,181
Other Assets	22,481	20,218
Total Assets	$651,854	$ 642,269

LIABILITIES AND SHARE OWNERS' EQUITY
Current maturities of long-term debt	$ 61	$ 60
Accounts payable	183,700	165,051
Borrowings under credit facilities	-0-	12,677
Dividends payable	1,827	2,393
Accrued expenses	50,918	52,426
Long-term debt, less current maturities	349	360
Other	29,268	26,948
Share Owners' Equity	385,731	382,354
Total Liabilities and Share Owners' Equity	$651,854	$ 642,269

Supplementary Information
Components of Other Income (Expense), net
	Three Months Ended		Nine Months Ended
(Unaudited)	March 31,		March 31,
($000's)	2010	2009	2010	2009
Interest Income	$ 279	$ 574	$ 944	$ 2,018
Interest Expense	(27)	(163)	(133)	(1,553)
Foreign Currency/Derivative Gain (Loss)	(454)	1,075	330	87
Gain (Loss) on Supplemental Employee Retirement Plan Investment	541	(749)	2,560	(4,106)
Other Non-Operating Income (Expense)	156	115	(207)	(227)
Other Income (Expense), net	$ 495	$ 852	$ 3,494	$(3,781)

Reconciliation of Non-GAAP Financial Measures
(Unaudited)
($000's, except per share)

Operating Loss excluding Poland Land/Facility Gain, Restructuring Charges, Timber and Land Sale Gain and Goodwill Impairment	Three Months Ended
	March 31,
	2010	2009
Operating Income, as reported	$ 1,160	$ 6,321
Pre-tax Gain on Poland Land/Facility Sale	(6,724)	-0-
Pre-tax Restructuring Charges	933	689
Pre-tax Timber and Land Sale Gain	-0-	(23,178)
Pre-tax Goodwill Impairment	-0-	14,559
Operating Loss excluding Poland Land/Facility Gain, Restructuring Charges, Timber and Land Sale Gain and Goodwill Impairment	$ (4,631)	$ (1,609)

Net Loss excluding Poland Land/Facility Gain, Restructuring Charges, Timber and Land Sale Gain and Goodwill Impairment	Three Months Ended
	March 31,
	2010	2009
Net Income, as reported	$ 6,330	$ 4,114
Poland Land/Facility Gain, Net of Tax	(7,682)	-0-
Restructuring Charges, Net of Tax	549	420
Timber and Land Sale Gain, Net of Tax	-0-	(13,936)
Goodwill Impairment, Net of Tax	-0-	9,056
Net Loss excluding Poland Land/Facility Gain, Restructuring Charges, Timber and Land Sale Gain and Goodwill Impairment	$ (803)	$ (346)

Earnings Per Class B Diluted Share excluding Poland Land/Facility Gain, Restructuring Charges, Timber and Land Sale Gain and Goodwill Impairment

Earnings per Class B Diluted Share, as reported	$ 0.17	$ 0.11
Impact of Poland Land/Facility Gain per Class B Diluted Share	(0.20)	0.00
Impact of Restructuring Charges per Class B Diluted Share	0.01	0.01
Impact of Timber and Land Sale Gain per Class B Diluted Share	0.00	(0.37)
Goodwill Impairment per Class B Diluted Share	0.00	0.24
Loss Per Class B Diluted Share excluding Poland Land/Facility Gain, Restructuring Charges, Timber and Land Sale Gain and Goodwill Impairment	$ (0.02)	$ (0.01)